Exhibit 10.35

Trimeris, Inc.

Description of Non-Management Director Compensation Arrangements

Following is a description of the compensation arrangements for each of the Company’s non-management directors. We reimburse our directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. In addition, all eligible non-management directors, except the Chairman, automatically receive a grant of an option on the date of our annual meeting to purchase 10,000 shares of common stock. The Chairman automatically receives a grant of an option on the date of our annual meeting to purchase 15,000 shares of common stock. In addition, all eligible non-employee directors serving as members of the Compensation and Governance Committee or Audit and Finance Committee, except the directors serving as chairmen of these committees, receive an option on the date of our annual meeting to purchase 1,250 shares of common stock. The directors serving as chairmen of these committees each receive a grant of an option at the date of our annual meeting to purchase 2,500 shares of common stock. These options have an exercise price equal to 100% of the fair market value of our common stock on the grant date and become exercisable after the completion of one year of service following the grant. Newly-elected directors are granted an option to purchase 20,000 shares of common stock, with the options vesting ratably over the three years. These options have an exercise price equal to 100% of the fair market value of our common stock on the grant date. Members of our Nominating Committee do not receive any compensation for serving on this committee.